Exhibit 99.1

For Immediate Release Contact: Cindy McCann VP of Investor Relations 512.542.0204

Whole Foods Market Reports Third Quarter 2009 Results
Company Reports Diluted EPS of $0.25, Operating Cash Flow
of $160 Million, and Generates $93 Million of Free Cash Flow

AUSTIN, Texas, August 4, 2009.  Whole Foods Market, Inc. (NASDAQ: WFMI) today reported results for the 12-week third quarter ended July 5, 2009.  Sales for the quarter increased 2% to $1.9 billion.  Comparable store sales decreased 2.5% versus a 2.6% increase in the prior year.  Identical store sales, excluding nine relocations and two major expansions, decreased 3.8% versus a 1.9% increase in the prior year.  Excluding the negative impact of foreign currency translation, comparable store sales decreased 2.0%, and identical store sales decreased 3.3%.

“We are very pleased with our third quarter top-line and bottom-line results.  We saw our first sequential improvement in comparable store and identical store sales trends in six quarters driven by both average transaction count and basket size trends,” said John Mackey, chairman, chief executive officer, and co-founder of Whole Foods Market.  “We believe we are continuing to strike the right balance between sales and gross margin while exhibiting strong cost control, producing a 23% increase in income from operations.  We also generated $93 million of free cash flow, ending the quarter with $448 million in total cash and $335 million available on our credit line.”

For the third quarter, income from operations increased 23% to $78.9 million.  The Company’s effective tax rate was 41.0%, income available to common shareholders was $35.0 million, and diluted earnings per share were $0.25.  These results included a LIFO credit of $5.8 million, or $0.02 per diluted share, versus a $2.7 million charge last year and $6.8 million, or $0.03 per diluted share, in non-cash asset impairment charges primarily related to the Federal Trade Commission (“FTC”) settlement agreement.

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) increased 22% to $148.2 million, and earnings before interest, taxes, depreciation and other non-cash expenses (“EBITANCE”) increased 14% to $153.9 million.  Approximately $75.0 million relating to depreciation and amortization, asset impairments, LIFO, share-based payments, and deferred rent was expensed for accounting purposes but was non-cash in the current quarter.

During the quarter, the Company produced $159.6 million in cash flow from operations and invested $66.9 million in capital expenditures, of which $54.5 million related to new stores.  This resulted in free cash flow of $92.7 million.  In addition, the Company paid a cash dividend to preferred stockholders of $8.5 million.  Cash and cash equivalents, including restricted cash, increased to $448.0 million, and total debt was $742.2 million.  Currently, the Company has approximately $335.2 million available on its credit line, net of $14.8 million in outstanding letters of credit.

For the 40-week period ended July 5, 2009, sales increased 1% to $6.2 billion.  Comparable store sales decreased 3.8% versus a 6.4% increase in the prior year, and identical store sales, excluding 12 relocations and three major expansions, decreased 4.9% versus a 4.9% increase in the prior year.  Excluding the negative impact of foreign currency translation, comparable store sales decreased 3.1%, and identical store sales decreased 4.2%.  The tax rate was 41.6%, income available to common shareholders was $90.1 million, and diluted earnings per share were $0.64.  These results included $14.2 million, or $0.06 per diluted share, of legal costs related to the FTC lawsuit and approximately $22.2 million, or $0.09 per diluted share, of non-cash asset impairment charges.  Year to date, adjusted EBITDA increased 10% to $442.0 million, and EBITANCE increased 7% to $477.0 million.

Whole Foods Market, Inc.     550 Bowie St.    Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

Year to date, the Company has produced $474.7 million in cash flow from operations and invested $252.1 million in capital expenditures, of which $196.9 million related to new stores.  This resulted in free cash flow of $222.6 million.  In addition, the Company has paid cash dividends to preferred stockholders of $19.8 million year to date.

The Company’s results for the last five fiscal quarters and comparable and identical store sales results for the current quarter to date are shown in the following table.  Where applicable, percentages have been adjusted to exclude asset impairment charges and FTC-related legal costs.

						QTD
	3Q08	4Q08	1Q09	2Q09	3Q09	4Q09

Sales growth	21.6%	15.5%	0.4%	-0.5%	2.0%
Comparable store sales growth	2.6%	0.4%	-4.0%	-4.8%	-2.5%	-1.1%
Two-year comps (sum of two years)	9.6%	8.6%	5.3%	1.9%	0.1%	0.4%
Identical store sales growth	1.9%	-0.5%	-4.9%	-5.8%	-3.8%	-2.7%
Two-year idents (sum of two years)	7.7%	5.6%	2.2%	-0.7%	-1.9%	-1.9%

Gross profit	34.4%	33.3%	33.4%	34.7%	35.2%
Gross profit excluding LIFO	34.5%	33.6%	33.5%	34.7%	34.8%
Direct store expenses	26.6%	26.6%	26.4%	26.2%[1]	26.6%
Store contribution	7.7%	6.8%	6.9%	8.5%	8.5%
Store contribution excluding LIFO	7.9%	7.0%	7.1%	8.5%	8.2%
G&A expenses	3.3%	2.9%	2.9%	2.9%	2.8%

1 Unusually low number of workers’ compensation claims and average cost per claim in the quarter

For the quarter, gross profit increased 79 basis points to 35.2% of sales.  The LIFO adjustment was a $5.8 million credit versus a $2.7 million charge last year, a positive impact of 45 basis points.  Excluding LIFO, gross profit increased 33 basis points to 34.8% of sales, with an improvement in cost of goods sold more than offsetting higher occupancy costs as a percentage of sales.  Direct store expenses were even with last year at 26.6% of sales.  For the third consecutive quarter, the Company generated an improvement in labor costs as a percentage of sales.  This improvement partially offset increases in health care and depreciation as a percentage of sales.  As a result, store contribution improved 80 basis points to 8.5% of sales.

For stores in the identical store base, gross profit, excluding LIFO, improved 59 basis points to 35.1% of sales, and direct store expenses improved 31 basis points to 26.2% of sales.  As a result, store contribution improved 89 basis points to 8.9% of sales.

G&A expenses improved 50 basis points to 2.8% of sales primarily driven by cost-containment measures implemented at the Company’s global and regional offices in the fourth quarter of last year.  FTC-related legal costs totaled $0.4 million in the third quarter.

For the quarter, relocation, store closure and lease termination costs were $18.2 million.  This included $6.7 million in non-cash asset impairment charges primarily related to the potential sale of certain operating stores under the FTC settlement agreement.  In addition, the Company continues to make ongoing store closure reserve adjustments primarily related to changes in certain sub-tenant income estimates driven by the outlook for the commercial real estate market.  In the third quarter, these adjustments totaled $9.7 million, bringing the year-to-date adjustment to $13.5 million.

Additional information on the quarter for comparable stores and all stores is provided in the following table.

Whole Foods Market, Inc.     550 Bowie St.    Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

		NOPAT	# of	Average	Total
Comparable Stores	Comps	ROIC[1]	Stores	Size	Square Feet

Over 11 years old (15.5 years old, s.f. weighted)	-3.5%	78%	94	27,100	2,545,600
Between eight and 11 years old	-3.1%	45%	55	31,300	1,722,600
Between five and eight years old	-6.0%	46%	42	36,700	1,540,500
Between two and five years old	-3.4%	12%	50	49,100	2,455,700
Less than two years old (including nine relocations)	11.6%	1%	28	54,800	1,534,200

All comparable stores (7.7 years old, s.f. weighted)	-2.5%	28%	269	36,400	9,798,700
All stores (7.3 years old, s.f. weighted)	25%	281	37,100	10,419,700

1Reflects store-level capital and net operating profit after taxes (“NOPAT”), including pre-opening expense

Growth and Development
The Company opened four stores in the third quarter, three of which were relocations.  So far in the fourth quarter, the Company has opened one store in Capitola, CA and currently has 282 stores totaling 10.4 million square feet.  Two additional stores are expected to open in the fourth quarter.

Since the Company’s second quarter earnings release, the Company has terminated two leases totaling approximately 121,100 square feet for stores previously scheduled to open in fiscal years 2012 and 2013.

The following table provides additional information about the Company’s store openings in fiscal year 2008 and year to date in fiscal year 2009, leases currently tendered but not opened, and total development pipeline for stores scheduled to open through fiscal year 2013.  For accounting purposes, a store is considered tendered on the date the Company takes possession of the space for construction and other purposes, which is typically when the shell of the store is complete or nearing completion. The average tender period, or length of time between tender date and opening date, will vary depending on several factors, one of which is the number of acquired leases, ground leases and owned properties in development, all of which generally have longer tender periods than standard operating leases.

	Stores	Stores	Current	Current
	Opened	Opened	Leases	Leases
New Store Information	FY08	FY09 YTD	Tendered	Signed[1]

Number of stores (including relocations)	20	13	19	55
Number of relocations	6	6	1	7
Number of lease acquisitions, ground leases and owned properties	4	4	4	4
New markets	3	1	4	8
Average store size (gross square feet)	53,000	52,400	42,100	45,700
As a percentage of existing store average size	146%	142%	114%	123%
Total square footage	1,060,700	681,600	800,000	2,546,800
As a percentage of existing square footage	11%	7%	8%	24%
Average tender period in months	9.7	13.2
Average pre-opening expense per store (incl. rent)	$2.5 mil	$3.0 mil[2]
Average pre-opening rent per store	$1.1 mil	$1.1 mil[2]
Average development cost (excl. pre-opening)	$15.8 mil
Average development cost per square foot	$297

1 Includes leases tendered
2 For stores opened in Q1-Q3 of fiscal year 2009

Whole Foods Market, Inc.     550 Bowie St.    Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

FTC Update
As previously announced on June 1, the FTC approved a final consent order of the settlement agreement resolving its antitrust challenge to the Company’s acquisition of Wild Oats Markets, Inc.

Under the terms of the agreement, a third-party divestiture trustee was appointed to market for sale:  leases and related assets for 19 non-operating former Wild Oats stores; leases and related fixed assets (excluding inventory) for 12 operating acquired Wild Oats stores and one operating Whole Foods Market store; and Wild Oats® trademarks and other intellectual property associated with the Wild Oats stores.

For any good faith offers not finalized by September 6, 2009, an extension of up to six months may be granted.  This twelve-month period may be extended further to allow the FTC to approve any purchase agreements submitted within that time period.  The only other obligations imposed on the Company by the settlement agreement are in support of the divestiture trustee process.

Pursuant to the FTC’s approval of the final consent order in the third quarter, the Company recorded a non-cash impairment charge of $4.8 million to adjust the carrying value of leases and fixed assets to fair value relating to the potential sale of certain operating stores.  The Company’s previously announced estimate was up to $5.5 million.  Cash expenses relating to legal and trustee fees are not expected to be material.  No additional material charges are expected related to the 19 non-operating properties for which a lease liability reserve is already recorded, or related to the trademarks which have been fully amortized.

Assumptions for Fiscal Year 2009
For the first four weeks of the fourth quarter ended August 2, 2009, comparable store sales decreased 1.1%, and identical store sales decreased 2.7%.  Excluding the negative impact of foreign currency translation, comparable store sales decreased 0.7%, and identical store sales decreased 2.4%.  Eight new stores enter the identical store base in the fourth quarter, cycling over their strong opening sales last year.  In addition, further price investments could negatively impact sales.  For these reasons, along with the still uncertain economic environment, the Company is maintaining a conservative outlook for sales.  If the Company’s comparable and identical store sales in the fourth quarter are in line with its quarter-to-date results, total sales growth would be approximately 2.9% for the fourth quarter and approximately 1% for the fiscal year.

Year to date, sales have averaged approximately $154 million per week, a level at which the Company has demonstrated strong discipline around gross margin, direct store expenses and G&A, a discipline the Company hopes to maintain.  However, the Company historically has experienced lower average weekly sales in the fourth quarter, which typically results in lower gross profit and higher direct store expenses as a percentage of sales.  In addition, the Company has implemented further price investments and is starting to compare against many of the cost disciplines put into effect last year.   For these reasons, the Company expects store contribution as a percentage of sales, excluding LIFO and asset impairment charges, to decrease approximately 100 basis points from 8.2% in the third quarter to 7.2% in the fourth quarter.  This is slightly greater than the 86 basis point sequential decrease the Company reported from the third to the fourth quarter last year, excluding LIFO and asset impairment charges.

The Company expects G&A in the fourth quarter to be higher than the $53 million reported in the third quarter.

The Company expects total pre-opening and relocation costs in the range of $15 million to $17 million for the fourth quarter based on the opening of three new stores in the fourth quarter and four to six new stores in the first quarter of fiscal year 2010.

The following table provides additional information on the Company’s year-to-date results and updated expectations for Adjusted EBITDA, EBITANCE and EPS in the fourth quarter and fiscal year 2009.

Whole Foods Market, Inc.     550 Bowie St.    Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

(in millions, except EPS)	Adjusted EBITDA	EBITANCE	Diluted EPS

1Q09-3Q09 actuals	$442	$477	$0.64
4Q09 estimates	$123-$128	$133-$138	$0.16-$0.18
FY09 estimates	$565-$570	$610-$615	$0.80-$0.82

Prior FY09 estimates	$525-$545	$580-$605	$0.65-$0.70 [1]

1
Prior estimate was $0.71 to $0.76, excluding $0.06 in non-cash asset impairment charges incurred in the first half of fiscal year 2009; including asset impairment charges, the Company’s prior estimate was $0.65 to $0.70.

The Company expects capital expenditures in the range of $80 million to $90 million in the fourth quarter.

Goals for Fiscal Year 2010 and Beyond
The uncertain economic outlook makes it highly difficult to predict future results.  Therefore, the Company will provide preliminary assumptions and expectations for fiscal year 2010 in its fourth quarter earnings announcement in early November.

The following table, however, provides information about the Company’s estimated store openings in fiscal years 2010 through 2013 based on the current development pipeline.  These openings reflect estimated tender dates, which are subject to change, and do not incorporate any potential new leases, terminations or square footage reductions.

The Company is committed to producing positive free cash flow on an annual basis and is confident it will produce operating cash flow in excess of the capital expenditures needed to open the stores in its current development pipeline.

	Total			Total Square	Average Square
	Openings	Relocations	New Markets	Footage	Feet per Store

FY10 stores in development	16	0	4	664,700	41,500
FY11 stores in development	18	3	0	789,400	43,900
FY12 stores in development	12	2	1	580,400	48,400
FY13 stores in development	7	2	3	358,000	51,100
Total	53	7	8	2,392,500	45,100

About Whole Foods Market
Founded in 1980 in Austin, Texas, Whole Foods Market (www.wholefoodsmarket.com) is the leading natural and organic foods supermarket, America’s first national certified organic grocer, and was named “America’s Healthiest Grocery Store” in 2008 by Health magazine.  In fiscal year 2008, the Company had sales of approximately $8 billion and currently has 282 stores in the United States, Canada, and the United Kingdom.  Whole Foods Market employs more than 51,000 Team Members and has been ranked for 12 consecutive years as one of the “100 Best Companies to Work For” in America by Fortune magazine.

Forward-looking statements
The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements.  These risks include but are not limited to general business conditions, the successful integration of acquired businesses into our operations, changes in overall economic conditions that impact consumer spending, including fuel prices and housing market trends, the impact of competition, changes in the Company’s access to available capital, and other risks detailed from time to time in the SEC reports of Whole Foods Market, including Whole Foods Market’s report on Form 10-K for the fiscal year ended September 28, 2008.  Whole Foods Market undertakes no obligation to update forward-looking statements.

Whole Foods Market, Inc.     550 Bowie St.    Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

The Company will host a conference call today to discuss this earnings announcement at 4:00 p.m. CT.  The dial-in number is 1-800-862-9098, and the conference ID is “Whole Foods.”  A simultaneous audio webcast will be available at www.wholefoodsmarket.com.

Whole Foods Market, Inc.     550 Bowie St.    Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Consolidated Statements of Operations (unaudited)
(In thousands, except per share amounts)

	Twelve weeks ended		Forty weeks ended
	July 5,	July 6,	July 5,	July 6,
	2009	2008	2009	2008
Sales	$1,878,338	$1,841,242	$6,202,391	$6,164,993
Cost of goods sold and occupancy costs	1,218,029	1,208,495	4,074,047	4,054,290
Gross profit	660,309	632,747	2,128,344	2,110,703
Direct store expenses	499,705	490,188	1,639,389	1,631,466
Asset impairments from continuing locations	125	-	14,807	-
Store contribution	160,479	142,559	474,148	479,237
General and administrative expenses	52,592	60,689	192,024	215,759
Operating income before pre-opening and store closure	107,887	81,870	282,124	263,478
Pre-opening expenses	10,763	15,225	38,616	40,403
Relocation, store closure and lease termination costs	18,209	2,556	27,937	9,386
Operating income	78,915	64,089	215,571	213,689
Interest expense	(7,688)	(8,094)	(28,964)	(28,113)
Investment and other income	1,326	1,495	2,528	5,430
Income before income taxes	72,553	57,490	189,135	191,006
Provision for income taxes	29,746	23,571	78,741	77,984
Net income	42,807	33,919	110,394	113,022
Preferred stock dividends	7,839	-	20,306	-
Income available to common shareholders	$34,968	$33,919	$90,088	$113,022

Basic earnings per share	$0.25	$0.24	$0.64	$0.81
Weighted average shares outstanding	140,439	140,231	140,385	139,766

Diluted earnings per share	$0.25	$0.24	$0.64	$0.81
Weighted average shares outstanding, diluted basis	140,439	140,322	140,385	140,308

Common dividends declared per share	$-	$0.20	$-	$0.60

Whole Foods Market, Inc.     550 Bowie St.     Austin, TX 78703
512.477.4455     fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Condensed Consolidated Balance Sheets (unaudited)
July 5, 2009 and September 28, 2008
(In thousands)

Assets

	2009	2008
Current assets:
Cash and cash equivalents	$377,035	$30,534
Restricted cash	71,014	617
Accounts receivable	106,191	115,424
Merchandise inventories	314,510	327,452
Prepaid expenses and other current assets	43,429	68,150
Deferred income taxes	89,382	80,429
Total current assets	1,001,561	622,606
Property and equipment, net of accumulated depreciation and amortization	1,892,812	1,900,117
Goodwill	657,281	659,559
Intangible assets, net of accumulated amortization	74,186	78,499
Deferred income taxes	72,272	109,002
Other assets	7,569	10,953
Total assets	$3,705,681	$3,380,736

Liabilities and Shareholders' Equity

	2009	2008
Current liabilities:
Current installments of long-term debt and capital lease obligations	$378	$380
Accounts payable	173,294	183,134
Accrued payroll, bonus and other benefits due team members	205,607	196,233
Dividends payable	472	-
Other current liabilities	254,753	286,430
Total current liabilities	634,504	666,177
Long-term debt and capital lease obligations, less current installments	741,796	928,790
Deferred lease liabilities	240,182	199,635
Other long-term liabilities	84,202	80,110
Total liabilities	1,700,684	1,874,712

Series A redeemable preferred stock, $0.01 par value, 425 and no shares authorized, issued and outstanding in 2009 and 2008, respectively	413,052	-

Shareholders' equity	1,591,945	1,506,024
Commitments and contingencies
Total liabilities and shareholders' equity	$3,705,681	$3,380,736

Whole Foods Market, Inc.     550 Bowie St.     Austin, TX 78703
512.477.4455     fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Consolidated Statements of Cash Flows (unaudited)
July 5, 2009 and July 6, 2008
(In thousands)

	Forty weeks ended
	July 5,	July 6,
	2009	2008
Cash flows from operating activities:
Net income	$110,394	$113,022
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	204,291	189,386
Loss on disposition of fixed assets	2,138	2,724
Asset impairment charge	22,164	99
Share-based payments expense	8,829	7,599
LIFO charge	(2,177)	8,032
Deferred income tax expense (benefit)	32,488	(6,703)
Excess tax benefit related to exercise of team member stock options	-	(5,162)
Deferred lease liabilities	39,338	35,153
Other	5,141	(1,291)
Net change in current assets and liabilities:
Accounts receivable	8,912	(22,482)
Merchandise inventories	14,165	(36,263)
Prepaid expenses and other current assets	24,711	4,724
Accounts payable	(9,495)	(49,112)
Accrued payroll, bonus and other benefits due team members	9,728	19,220
Other current liabilities	(270)	17,152
Net change in other long-term liabilities	4,364	(4,719)
Net cash provided by operating activities	474,721	271,379
Cash flows from investing activities:
Development costs of new locations	(196,949)	(284,025)
Other property and equipment expenditures	(55,182)	(110,813)
Proceeds from hurricane insurance	-	1,500
Acquisition of intangible assets	(1,353)	(1,567)
Purchase of available-for-sale securities	-	(194,316)
Sale of available-for-sale securities	-	194,316
Increase in restricted cash	(70,397)	(57)
Payment for purchase of acquired entities, net of cash	-	(20,130)
Proceeds from divestiture, net	-	163,913
Other investing activities	469	(3,175)
Net cash used in investing activities	(323,412)	(254,354)
Cash flows from financing activities:
Common dividends paid	-	(81,015)
Preferred dividends paid	(19,833)	-
Issuance of common stock	2,705	18,019
Excess tax benefit related to exercise of team member stock options	-	5,162
Proceeds from issuance of redeemable preferred stock	413,052	-
Proceeds from long-term borrowings	123,000	174,000
Payments on long-term debt and capital lease obligations	(320,980)	(107,050)
Other financing activities	-	261
Net cash provided by financing activities	197,944	9,377
Effect of exchange rate changes on cash and cash equivalents	(2,752)	(1,485)
Net change in cash and cash equivalents	346,501	24,917
Cash and cash equivalents at beginning of period	30,534	-
Cash and cash equivalents at end of period	$377,035	$24,917

Supplemental disclosure of cash flow information:
Interest paid	$42,059	$33,230
Federal and state income taxes paid	$27,647	$85,119
Non-cash transactions:
Conversion of convertible debentures into common stock	$-	$154

Whole Foods Market, Inc.     550 Bowie St.     Austin, TX 78703
512.477.4455     fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Non-GAAP Financial Measures (unaudited)
(In thousands)

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding Economic Value Added (“EVA”), Earnings before interest, taxes and non-cash expenses ("EBITANCE"),  Earnings before interest, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA and Free Cash Flow in the press release as additional information about its operating results.  These measures are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. Management believes EBITANCE is a useful non-GAAP measure of financial performance, helping investors more meaningfully evaluate the Company’s cash flow results by adjusting for certain non-cash expenses.  These expenses include depreciation, amortization, fixed asset impairment charges, non-cash share-based payments expense, deferred rent, and LIFO charge. Similar to EBITDA, this measure goes further by including other non-cash expenses, primarily those which have arisen since the use of EBITDA became common practice and because of accounting changes due to recent accounting pronouncements. Management uses EBITANCE as a supplement to cash flows from operations to assess the cash generated from our business available for capital expenditures and the servicing of other requirements including working capital. The Company defines Adjusted EBITDA as EBITDA plus non-cash asset impairment charges. The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures. In addition, management uses these measures for reviewing the financial results of the Company and EVA for incentive compensation and capital planning purposes.

The following is a tabular reconciliation of the EVA non-GAAP financial measure to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

	Twelve weeks ended		Forty weeks ended
EVA	July 5, 2009	July 6, 2008	July 5, 2009	July 6, 2008
Net income	$42,807	$33,919	$110,394	$113,022
Provision for income taxes	29,746	23,571	78,741	77,984
Interest expense and other	12,656	12,233	43,131	42,071
NOPBT	85,209	69,723	232,266	233,077
Income taxes (40%)	34,084	27,889	92,906	93,231
NOPAT	51,125	41,834	139,360	139,846
Capital charge	62,701	54,099	201,545	175,800
EVA	$(11,576)	$(12,265)	$(62,185)	$(35,954)

The following is a tabular presentation of the non-GAAP financial measures, EBITDA, Adjusted EBITDA and EBITANCE including a reconciliation to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

	Twelve weeks ended		Forty weeks ended
EBITDA and EBITANCE	July 5, 2009	July 6, 2008	July 5, 2009	July 6, 2008
Net income	$42,807	$33,919	$110,394	$113,022
Provision for income taxes	29,746	23,571	78,741	77,984
Interest expense, net	6,362	6,599	26,436	22,683
Operating income	78,915	64,089	215,571	213,689
Depreciation and amortization	62,476	57,789	204,291	189,386
Earnings before interest, taxes, depreciation & amortization (EBITDA)	141,391	121,878	419,862	403,075
Impairment of assets	6,781	-	22,164	99
Adjusted EBITDA	148,172	121,878	442,026	403,174
Non-cash expenses:
Share-based payments expense	2,687	2,247	8,829	7,599
LIFO charge	(5,777)	2,700	(2,177)	8,032
Deferred rent	8,813	8,529	28,347	27,584
Total other non-cash expenses	5,723	13,476	34,999	43,215
Earnings before interest, taxes, and non-cash expenses (EBITANCE)	$153,895	$135,354	$477,025	$446,389

The following is a tabular reconciliation of the Free Cash Flow non-GAAP financial measure.

	Twelve weeks ended		Forty weeks ended
Free Cash Flow	July 5, 2009	July 6, 2008	July 5, 2009	July 6, 2008
Net cash provided by operating activities	$159,625	$110,102	$474,721	$271,379
Development costs of new locations	(54,487)	(109,606)	(196,949)	(284,025)
Other property and equipment expenditures	(12,425)	(14,876)	(55,182)	(110,813)
Free cash flow	$92,713	$(14,380)	$222,590	$(123,459)

Whole Foods Market, Inc.      550 Bowie St.     Austin, TX 78703
512.477.4455     fax 512.482.7204
http://www.wholefoodsmarket.com